EXHIBIT 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:
Adam Chibib	Joseph N. Jaffoni
Chief Financial Officer	Richard Land
Multimedia Games Holding Company, Inc.	Jaffoni & Collins Incorporated
512-334-7500	212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES FOURTH QUARTER REVENUES INCREASE 17.3% TO $35.7 MILLION, DRIVING DILUTED EARNINGS PER SHARE OF $0.11; FISCAL 2011 DILUTED EPS OF $0.20

- Sells 1,150 New Units and Adds 1,131 Net New Units to Domestic Installed Base
for an Aggregate 2,281 New Revenue Units Deployed in Fiscal 2011 -

AUSTIN, Texas, November 17, 2011 – Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2011 fourth quarter and fiscal year ended September 30, 2011, as summarized in the table below:

Summary of 2011 Q4 and Fiscal Year Results
(In millions, except per-share and player terminal data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Revenue	$35.7	$30.5	$127.9	$117.9
EBITDA(1)	$15.6	$11.6	$55.0	$47.6
Operating income (loss)	$3.3	$(1.5)	$6.2	$(10.6)
Net income(2)	$3.1	$12.0	$5.7	$2.6
Diluted earnings per share(2)	$0.11	$0.43	$0.20	$0.09

New units sold	458	309	1,150	930

Average participation installed units:
Domestic	9,128	8,401	8,806	9,099
International(3)	3,717	4,865	4,336	5,138

Quarter-end participation installed units(3):
Domestic	9,379	8,248
International(3)	3,475	4,784

(1)
EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization, and accretion of contract rights.  EBITDA is a financial measure not calculated under Generally Accepted Accounting Principles (“GAAP”).  A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

(2)
Net income and diluted earnings per share for the three and twelve month periods ended September 30, 2011 include an after-tax charge of $0.7 million ($0.03 per diluted share) related to various fixed asset and pre-paid loan fee disposals.  Net income and diluted earnings per share for fiscal 2011 also include previously disclosed after-tax charges totaling $0.5 million ($0.01 per diluted share).  Net income and diluted earnings per share for the three and twelve month periods ended September 30, 2010 include certain one-time net tax benefits of $14.1 million ($0.50 per diluted share) and $14.4 million ($0.51 per diluted share), respectively; and certain one-time after-tax charges totaling approximately $0.7 million ($0.02 per diluted share) and approximately $3.1 million ($0.11 per diluted share) related to certain write-off, reserve, impairment and settlement charges, respectively.

(3)	International participation installed units reflect placements in Mexico.

Patrick Ramsey, President and Chief Executive Officer of Multimedia Games, commented, “We are proud of our fiscal 2011 fourth quarter results which reflect double digit revenue growth, a significant rise in new units sold, a continued expansion of our domestic installed base and a $4.9 million increase in operating income over the fiscal 2010 fourth quarter.  We believe the progress achieved throughout the year with respect to our products and financial results positions the Company for ongoing success in fiscal 2012 and beyond.  During fiscal 2011, Multimedia placed products in 11 new markets either through recurring revenue placements or one-time sales arrangements, including the initial placement of products into large commercial casino jurisdictions such as Louisiana and Mississippi.  We placed products at 45 new casinos in fiscal 2011, a nearly 50% increase in the number of casinos that feature Multimedia Games’ products compared to the prior year.

“The strong customer reaction to our portfolio of new games and technologies demonstrated at the G2E trade show in Las Vegas, coupled with initiatives to expand the number of markets we can serve, should allow us to further expand our presence on slot floors.  We believe our development teams are delivering the gaming experiences players desire and the game performance our customers demand.  Our new High Rise Games™, award-winning, industry-leading slot tournament system TournEvent™, and new products for Class II, Class III and video lottery terminal markets were well received by customers at G2E and position us to gain floor share in a growing number of jurisdictions.”

Multimedia Games’ TournEvent slot tournament system remains a key driver of new unit sales.  The Company installed 36 new systems in fiscal 2011 and as of September 30, 2011, had 47 such installations, which led to the sale or recurring revenue placement of approximately 615 units.  At the recent G2E trade show, the Company demonstrated the latest version of TournEvent which features an all-new base game and new in-game features that add to the tournament excitement.  Multimedia Games continues to create innovative products, including the recent introduction of the Maximum Lockdown® mechanical reel game and the Side Action® video reel games that appear to have been favorably received by players.

Success with licensing initiatives also continues to expand the Company’s total addressable market.  As of September 30, 2011, the Company had 132 total gaming licenses, of which 31 have been obtained over the last 12 months.  During the fiscal 2011 fourth quarter, Multimedia Games secured its manufacturer’s and distributor’s licenses from the Nevada Gaming Commission, the first step in the process that will eventually allow the Company to sell and/or lease slot machines in Nevada.  Multimedia Games expects to achieve initial sales and/or placements in Nevada in its fiscal 2013.  The Company has an additional nine licenses currently under review by regulatory agencies in various jurisdictions, including Pennsylvania.

Mr. Ramsey added, “We continue to build operational momentum on the strength of our new game development efforts.  These initiatives are delivering products that have attracted increased industry attention and are allowing us to grow our unit placement and game sales in existing and new jurisdictions.  At the same time, revenues from Multimedia Games’ operation of the New York Lottery’s central determinant system continue to grow and are expected to increase further based on last month’s opening of Resorts World New York.  As a result, we expect to grow revenues and net income in fiscal 2012.”

Summary of Fiscal 2011 Fourth Quarter and Full Year Operating Results
Multimedia Games reported fiscal 2011 fourth quarter revenue of $35.7 million compared with revenue of $30.5 million in the fiscal 2010 fourth quarter.  Fiscal 2011 fourth quarter revenue includes $25.5 million from gaming operations and $9.9 million in revenue from gaming equipment and system sales compared with $23.2 million in revenue from gaming operations and $7.0 million from gaming equipment and system sales in the year-ago period.

Gaming operations revenues of $25.5 million for the fiscal 2011 fourth quarter grew 10.0%, or $2.3 million, year over year, reflecting growth in the domestic installed base.  The domestic average installed base rose 9%, or 727 units, over the prior-year period while the domestic period-end installed base increased 14%, or by 1,131 units year over year.  On a quarterly sequential basis, the period-end domestic installed base rose 5%, or 446 units.  The majority of the new participation unit placements in the fiscal 2011 fourth quarter were at casinos in California and Oklahoma.  Revenues from the Company’s New York Lottery operations increased 29% from the prior-year period.  These increases were partially offset by continued declines in revenue from Mexico.

Gaming equipment and system sales grew 41%, or $2.9 million, year over year to $9.9 million.  During the quarter, the Company recorded revenue of $8.5 million related to the sale of 458 new units and $0.6 million in revenue related to parts and equipment sales, while recognizing $0.8 million of deferred revenues for the sale of player stations in a prior-year period.  The new unit sales reflect increasing demand for Multimedia Games’ proprietary gaming machines in a growing number of jurisdictions as the Company sold units in 13 markets including, for the first time, Connecticut, Iowa, Indiana and New York.  Gaming equipment and system sales in the 2010 fourth quarter included $4.9 million in revenue related to the sale of 309 new proprietary units, $1.6 million of recognized deferred revenue for the sale of player stations and systems in a prior-year period and $0.5 million in revenue related to parts and equipment sales.

Other revenue, primarily comprised of service revenue, was $0.4 million in the fiscal 2011 fourth quarter compared to $0.3 million in the fiscal 2010 fourth quarter.

Total revenue in fiscal 2011 rose $9.9 million, or 8.4%, to $127.9 million and is comprised of $95.5 million in revenue from gaming operations, $30.9 million in revenue from gaming equipment and system sales and $1.5 million in other revenue.  Growth in gaming operations revenues generated by increased domestic unit placements more than offset a decline in revenue from Mexico and the Alabama charity bingo market.  Multimedia Games generated $20.4 million in revenues related to the sale of 1,150 new units in fiscal 2011 compared to revenue of $14.4 million for the sale of 930 units in fiscal 2010.  Deferred revenues recognized in fiscal 2011 and fiscal 2010 were $7.4 million and $4.1 million, respectively.

Total operating expenses for the fiscal 2011 fourth quarter rose $0.4 million, or 1%, to $32.4 million.  Selling, general and administrative (“SG&A”) expenses grew $0.7 million to $10.8 million in the period while total cost of goods sold increased by $0.9 million.  Fiscal 2011 and 2010 fourth quarter SG&A both included non-cash stock compensation costs of $0.2 million.  The increase in SG&A was offset by a $1.2 million reduction in depreciation and amortization expense.  Research and development expense of $3.2 million in the September 2011 quarter was flat with the prior-year period.

For fiscal 2011, net capital expenditures were $37.4 million compared to $25.8 million a year ago, primarily reflecting the 14% year-over-year growth in the domestic installed base as well as approximately $2.0 million in equipment related to the opening of Resorts World New York late last month (definition of “net capital expenditures” is provided on page 4 of this press release).

Balance Sheet Provides Company with Financial Flexibility
During the fiscal fourth quarter, the Company reduced its total outstanding borrowings by approximately $7.0 million and, as of September 30, 2011, had a total cash balance of $46.7 million, more than double the balance from the prior year.  Throughout fiscal 2011, the Company continued to generate cash and improve its balance sheet.  As a result, Multimedia Games was in a net cash position (total cash in excess of total debt) of $9.7 million as of September 30, 2011, compared with a net cash position of $5.2 million as of June 30, 2011, and a net debt position of $22.8 million as of September 30, 2010.  The fiscal 2011 fourth quarter represents the eleventh consecutive quarter Multimedia Games has grown net cash or reduced net debt.

The Company generated free cash flow of $3.1 million in the fiscal 2011 fourth quarter compared to free cash flow of $6.5 million in the year ago period.  Total cash generation in the quarter was $3.7 million compared to $5.5 million a year ago.  For the full fiscal year, Multimedia Games generated $31.2 million in free cash flow and $38.4 million in total cash compared to $30.0 million and $38.3 million, respectively, in fiscal 2010.  Fiscal 2011 free cash flow and cash generation includes a one-time benefit of $18.1 million related to a tax refund from the U.S. Treasury Department.  Free cash flow and cash generation are non-GAAP financial measures.  There are no truly comparable GAAP financial measures.  (Definitions of “free cash flow” and “cash generation” are provided on page 4 of this press release).

During the fiscal 2011 fourth quarter, Multimedia Games amended and extended its credit agreement, which increased the Company’s flexibility to allocate capital, significantly reduced its effective interest rate and reduced the Company’s borrowing capacity to $74 million.  The amended agreement includes a $37.0 million term loan priced at 300 basis points over LIBOR, a $20.6 million revolving credit facility priced at 225 basis points over LIBOR and a $16.4 million draw-to-term loan with a 30-month draw period priced at 300 basis points over LIBOR.  The new agreement is expected to reduce the Company’s annual interest expense by approximately $1 million.

In fiscal 2011, the Company repurchased approximately 1,824,000 shares of its common stock for total consideration of approximately $10.0 million.  As of September 30, 2011, the Company had approximately $5.0 million remaining under its $15.0 million common stock repurchase plan.

Adam Chibib, Chief Financial Officer, commented, “We entered fiscal 2012 with a significantly improved balance sheet as reflected in our net cash position of $9.7 million compared to net debt of $22.8 million at the end of fiscal 2010.  This represents the first time in seven years the Company has had a net cash position at fiscal year-end.  By remaining focused on fiscal discipline and the generation of profitable revenue, we expect to continue to generate cash.  As a result, we believe Multimedia Games is in a strong financial position to continue investing in new product development and market expansion initiatives.”

Fiscal 2012 Outlook for Key Financial Metrics
Multimedia Games today initiated operational and financial goals for fiscal 2012.  For fiscal 2012, the Company expects to achieve further growth in the sale of new units and in its domestic installed base.  Unit sales are expected to increase 10%-15% in fiscal 2012 while the Company expects its domestic installed base to increase modestly during the year.  For fiscal 2012, Multimedia Games also expects modest growth in total revenues reflecting higher revenues from the Company’s core markets, partially offset by an approximate $5 million year-over-year decline in recognized deferred revenues and approximately $3 million in lower revenues from operations in Mexico.

In addition, the Company expects fiscal 2012 total operating expenses, which include SG&A, research and development and depreciation and amortization, will increase slightly from fiscal 2011 levels.

Multimedia Games anticipates fiscal 2012 diluted EPS will increase year over year by approximately 15% to 30%, to a range of $0.23-$0.26.

Multimedia Games expects fiscal 2012 capital expenditures will be in line with fiscal 2011 levels.  Finally, the Company expects to generate free cash flow at least equal to fiscal 2011 levels, after adjusting for the $18.1 million tax refund recorded in fiscal 2011.

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on changes in the Company’s markets, operations, regulatory requirements, estimates and assumptions, risk factors and other factors as more fully described in the section below titled “Cautionary Language.”

Definitions of “cash generation,” “free cash flow,” “net cash position” and “net capital expenditures”
Multimedia Games’ management tracks cash generation (which is cash flow from operating activities plus cash flows from investing activities), free cash flow (cash flow from operating activities less net capital expenditures), net cash position and net capital expenditures as relevant measures of the Company’s performance.  Cash generation, free cash flow, net cash position and net capital expenditures are not recognized financial measures under GAAP, but we believe that each is useful in measuring our operating performance.  Cash generation helps assess the performance of operations, manufacturing investments and includes the amounts received and paid for our development agreements.  We believe cash generation is a more comprehensive internal metric and more representative of our ability to pay down debt.  Free cash flow helps measure the efficiency of our capital expenditures.  Net cash position is defined as cash and cash equivalents less long-term debt.  Net capital expenditures are defined as acquisitions of property and equipment and leased gaming equipment less transfer of leased gaming equipment to inventory.

2011 Fourth Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, November 17, 2011, beginning at 9:00 a.m. ET (8:00 a.m. CT).  Both the call and the webcast are open to the general public.  The conference call number is 720-545-0001 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location at http://ir.multimediagames.com/events.cfm.

Product names mentioned in this release are trademarks of Multimedia Games or its wholly-owned subsidiaries, except for the following:  “Global Gaming Expo” and “G2E” are trademarks of Reed Elsevier Inc. and the American Gaming Association.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiaries, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology.  The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words "believe", "will", "expect", "continue", "are confident that", "intend", "plan", "seek", "estimate", project", "may", or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games' performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, or have its games approved by relevant jurisdictions.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections of Multimedia Games' Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and elsewhere in Multimedia Games' filings with the Securities and Exchange Commission.  All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.  Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2011 and 2010
(In thousands, except share and per-share amounts)
(Unaudited)

	September 30,	September 30,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46,710	$21,792
Accounts receivable, net of allowance for doubtful accounts of $400 and $614, respectively	16,004	11,119
Inventory	7,291	3,561
Prepaid expenses and other	5,300	2,713
Current portion of notes receivable, net	14,280	13,698
Federal and state income tax receivable	142	19,658
Total current assets	89,727	72,541
Property and equipment and leased gaming equipment, net	47,399	48,588
Long-term portion of notes receivable, net	10,449	25,193
Intangible assets, net	28,395	31,510
Value added tax receivable, net of allowance of $817 and $880, respectively	2,787	4,627
Other assets	2,471	3,635
Total assets	$181,228	$186,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,700	$750
Accounts payable and accrued liabilities	25,855	21,501
Deferred revenue	1,131	3,083
Total current liabilities	30,686	25,334
Long-term debt, less current portion	33,300	43,875
Other long-term liabilities	679	737
Deferred revenue, less current portion	661	1,551
Total liabilities	65,326	71,497
Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 34,559,522 and 33,523,082 shares issued, and 26,832,065 and 27,619,665 shares outstanding, respectively	346	335
Additional paid-in capital	95,063	89,598
Treasury stock, 7,727,457 and 5,903,417 common shares at cost, respectively	(60,164)	(50,128)
Retained earnings	81,109	75,432
Accumulated other comprehensive loss, net	(452)	(640)
Total stockholders’ equity	115,902	114,597
Total liabilities and stockholders’ equity	$181,228	$186,094

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2011 and 2010
(In thousands, except per-share amounts)
(Unaudited)

	Three Months Ended September 30,
	2011	2010
REVENUES:
Gaming operations	$25,498	$23,174
Gaming equipment and system sales	9,874	7,011
Other	351	272
Total revenues	35,723	30,457

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue(1)	2,561	2,328
Cost of equipment and system sales	4,237	3,592
Selling, general and administrative expenses	10,782	10,115
Write-off, reserve, impairment and settlement charges	1,176	1,114
Research and development	3,204	3,222
Amortization and depreciation	10,430	11,609
Total operating costs and expenses	32,390	31,980
Operating income (loss)	3,333	(1,523)

OTHER INCOME (EXPENSE):
Interest income	541	756
Interest expense	(599)	(1,117)
Other expense	(78)	(183)
Income (loss) before income taxes	3,197	(2,067)
Income tax benefit (expense)	(94)	14,062
Net income	$3,103	$11,995

Basic earnings per common share	$0.11	$0.43

Diluted earnings per common share	$0.11	$0.43

Shares used in earnings per common share:

Basic	26,705,311	27,584,216

Diluted	27,087,638	27,974,546

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months Ended September 30, 2011 and 2010
(In thousands, except per-share amounts)
(Unaudited)

	Twelve Months Ended September 30,
	2011	2010
REVENUES:
Gaming operations	$95,476	$92,822
Gaming equipment and system sales	30,909	23,365
Other	1,470	1,749
Total revenues	127,855	117,936

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue(1)	9,136	9,451
Cost of equipment and system sales	14,623	11,065
Selling, general and administrative expenses	42,042	39,293
Write-off, reserve, impairment and settlement charges	2,013	5,010
Research and development	12,930	12,144
Amortization and depreciation	40,957	51,593
Total operating costs and expenses	121,701	128,556
Operating income (loss)	6,154	(10,620)

OTHER INCOME (EXPENSE):
Interest income	2,562	3,554
Interest expense	(3,060)	(4,579)
Other income (expense)	723	(119)
Income (loss) before income taxes	6,379	(11,764)
Income tax benefit (expense)	(702)	14,393
Net income	$5,677	$2,629

Basic earnings per common share	$0.20	$0.10

Diluted earnings per common share	$0.20	$0.09

Shares used in earnings per common share:

Basic	28,105,824	27,401,190

Diluted	28,686,254	27,990,418

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve-Months Ended September 30, 2011 and 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net income	$5,677	$2,629
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	40,957	51,593
Accretion of contract rights	7,210	6,739
Share-based compensation	1,532	1,649
Other non-cash items	1,404	4,090
Deferred income taxes	-	4,107
Interest income from imputed interest	(2,333)	(3,236)
Changes in operating assets and liabilities
Total accounts and notes payable	(3,137)	4,796
Federal and state income tax payable	19,516	(13,412)
Inventory	(4,056)	350
Current liabilities	4,612	(4,949)
Other current and long-term assets and long-term liabilities	(2,803)	3,164
NET CASH PROVIDED BY OPERATING ACTIVITIES	68,579	57,520
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(39,345)	(27,504)
Transfer of leased gaming equipment to inventory	1,969	1,704
Acquisition of intangible assets	(4,850)	(3,449)
Advances under development agreements and placement fees	(2,951)	(6,995)
Repayments under development agreements	14,983	17,034
NET CASH USED IN INVESTING ACTIVITIES	(30,194)	(19,210)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	3,944	1,636
Principal payments of long-term debt	(7,625)	(15,375)
Proceeds from revolving lines of credit	6,875	15,000
Payments on revolving lines of credit	(6,875)	(30,000)
Purchase of treasury stock	(10,036)	-
NET CASH USED IN FINANCING ACTIVITIES	(13,717)	(28,739)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	250	(234)
Net increase in cash and cash equivalents	24,918	9,337
Cash and cash equivalents, beginning of period	21,792	12,455
Cash and cash equivalents, end of period	$46,710	$21,792

Reconciliation of U.S. GAAP Net income to EBITDA:
EBITDA is defined as earnings before net interest expense, taxes, amortization, depreciation, and accretion of contract rights.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia Games believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia Games’ past financial performance, and provides useful information to the investor because of its historical use by Multimedia Games as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance.  However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia Games’ operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net income to EBITDA:
	For the Three Months Ended September 30,
	2011	2010
	(in thousands)
Net income	$3,103	$11,995
Add back:
Amortization and depreciation	10,430	11,609
Accretion of contract rights	1,942	1,686
Interest expense, net	58	361
Income tax expense (benefit)	95	(14,062)
EBITDA	$15,628	$11,589

Reconciliation of U.S. GAAP Net income to EBITDA:
	For the Twelve Months Ended September 30,
	2011	2010
	(in thousands)
Net income	$5,677	$2,629
Add back:
Amortization and depreciation	40,957	51,593
Accretion of contract rights	7,211	6,739
Interest expense, net	498	1,025
Income tax expense (benefit)	702	(14,393)
EBITDA	$55,045	$47,593